EXHIBIT 99.(a)(1)(I)

Dear Employee:

REMINDER — OFFER TO EXCHANGE CANCELLATION DATE APPROACHING

Whether you accept the Offer to Exchange or not, you need to make your election, sign the Election Form and deliver the Election Form to Robert M. Skelton for receipt NO LATER THAN 5:00 P.M. EASTERN TIME ON February 22, 2002.

If you have any questions, please do not hesitate to contact Robert M. Skelton via e-mail at rskelton@cysive.com or by telephone at (703) 259-2300.